HALE AND DORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 fax 617-526-5000


                                                February 25, 1997



Weiss, Peck & Greer International Fund
One New York Plaza
New York, New York  10004

        RE:     Rule 24f-2 Notice

Ladies and Gentlemen:

     Weiss, Peck & Greer International Fund (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated January 24, 1989, and executed and delivered in Boston, Massachusetts on that date, as amended and restated on May 1, 1993, and further amended on October 28, 1993 (as so amended and restated, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $0.01 par value per share.

     The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under
Article V, Section 5.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, to issue shares to such parties and for such amount and type of consideration including cash or property (or for no consideration if pursuant to a share dividend or division), at such time or times and on such terms as the Trustee may deem best.


     By vote adopted on January 16, 1997, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer to determine from time to time the appropriate number of shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.

     We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933, as amended (the "1933 Act").

Weiss, Peck & Greer International Fund
February 25, 1997
Page 2


     We understand that you are about to file with the Securities and Exchange Commission a notice on Form 24F-2 pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") making definite the registration of 223,860 shares of beneficial interest of the Trust (the "Shares") sold in reliance upon said Rule 24f-2 during the fiscal year ended December 31, 1996.

     We have examined the Declaration of Trust, the By-laws, as amended from time to time, of the Trust, resolutions of the Board of Trustees, a certificate of the Vice President of the Trust to the effect that the Trust or its agent received the consideration for each of the Shares in accordance with the terms of the Declaration of Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.


     Our opinion below, as it relates to the non-assessability of the Shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and provides that notice of such disclaimer may be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust; provided, however, no Trust property may be used to indemnify any shareholder of any series of the Trust other than Trust property allocated or belonging to that series.


     We are of the opinion that all necessary Trust action precedent to the issuance of the Shares has been duly taken, and that the Shares were legally and validly issued, and are fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the 1940 Act and the applicable state laws regulating the sale of securities.

Weiss, Peck & Greer International Fund
February 25, 1997
Page 3



     We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.


Very truly yours,

/s/Hale and Dorr LLP
Hale and Dorr LLP